News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM'S SHAREHOLDERS APPROVE TWO-FOR-ONE STOCK SPLIT

Bakersfield, CA - May 17, 2006 - Berry Petroleum Company (NYSE:BRY) shareholders have approved an increase in the number of shares of Class A Common Stock (Common Stock) and Class B Stock (both referred to as the Capital Stock) that the Company is authorized to issue.

As a result of the shareholder approval to increase the number of shares of Capital Stock, the Company will effect its previously announced two-for-one stock split, originally approved by its Board on March 1, 2006. Stock certificates representing the additional shares to be issued pursuant to the stock split will be distributed by the transfer agent on or about June 2, 2006 in the form of direct registration shares (DRS) or in certificate form to all shareholders of record at the close of business on May 17, 2006. The Company’s Common Stock will begin trading at its new price per share on June 5, 2006, and reporting on the results of post-split trading should commence accordingly. Upon completion of the split, the number of shares of common stock outstanding will be approximately 42.4 million shares of Common Stock and 1.8 million shares of Class B Stock.

Separately, the shareholders also approved all directors nominated and standing for election to serve on Berry’s Board.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “expects,” “will,” “goal,” and forms of those words indicate forward-looking statements. Important factors that could affect actual results are discussed in Berry’s 2005 Form 10-K filed with the Securities and Exchange Commission in PART 1, Item 1A. Risk Factors, under the heading “Other Factors Affecting the Company's Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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